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                            May 18, 2023

       Christopher Abundis
       Chief Financial Officer
       SILVERBOW RESOURCES, INC.
       920 Memorial City Way, Suite 850
       Houston, Texas 77024

                                                        Re: SILVERBOW
RESOURCES, INC.
                                                            Registration
Statement on Form S-3
                                                            Filed May 11, 2023
                                                            File No. 333-271821

       Dear Christopher Abundis:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Claudia
Rios, Staff Attorney, at (202) 551-8770 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Energy & Transportation
       cc:                                              Hillary Holmes, Esq.